Exhibit 99.1


Beverly Enterprises Closes Sale of $215 Million of Senior Subordinated
Notes

    FORT SMITH, Ark.--(BUSINESS WIRE)--June 25, 2004--Beverly Enterprises, Inc. (NYSE:BEV) announced today that it has closed the sale of its $215 million aggregate principal amount of 7-7/8% Senior Subordinated Notes due 2014 (the "2014 Notes"). The 2014 Notes were issued at a price of 98.318% of par to yield 8.125%. Maturing on June 15, 2014, the 2014 Notes are general unsecured obligations subordinated in right of payment to Beverly's existing and future senior unsubordinated indebtedness and are guaranteed by certain subsidiaries of Beverly.
    The proceeds from the sale and issuance of the 2014 Notes were approximately $211 million. Beverly will use these proceeds, together with cash on hand, to purchase for cash Beverly's 9-5/8% Senior Notes due 2009 (the "2009 Notes") tendered in the tender offer that Beverly commenced on June 9, 2004 and to pay related fees and expenses. As of 5 p.m. ET today, $189.8 million of the outstanding $200 million aggregate principal amount of the 2009 Notes have been tendered and accepted for payment by Beverly.
    The 2014 Notes were sold to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended. The 2014 Notes have not been registered under the Securities Act and may not be offered or sold by holders thereof without registration unless an exemption from such registration requirements is available.
    In conjunction with this refinancing, Beverly executed and delivered an amendment to its existing credit agreement to permit, among other things, the issuance of the 2014 Notes and permit the purchase of the 2009 Notes pursuant to the tender offer, which reduced the interest rate on the term loan portion of its senior secured credit facility by 50 basis points and expanded the size of its revolving credit facility from $75 million to $90 million.
    This announcement is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state where such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
    This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release may contain forward-looking statements, including statements related to performance in 2004 and beyond, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include: national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including the company's compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; the effects of adopting new accounting standards; the ability to integrate acquisitions and realize synergies and accretion; liabilities and other claims asserted against the company, including patient care liabilities, as well as the resolution of lawsuits brought about by the announcement or settlement of government investigations and increases in the reserves for patient care liabilities; the ability to predict future reserves related to patient care and workers' compensation liabilities; our ability to obtain adequate insurance coverage with financially viable insurance carriers, as well as the ability of our insurance carriers to fulfill their obligations; the ability to replace or refinance debt obligations and realize accretions from any such replacement or refinancing; the ability to reduce overhead costs, obtain pricing concessions from suppliers, improve the effectiveness of our fundamental business processes and develop new sources of profitable revenues; the ability to execute our strategic growth initiatives and implement our strategy to divest certain of our nursing facilities in a timely manner at fair values; the ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions, capital improvements and on-going operations; the competitive environment in which the company operates; the ability to repurchase our stock and changes in the stock price after any such repurchases; the ability to maintain and increase census levels; and demographic changes. These and other risks and uncertainties that could affect future results are addressed in Beverly's filings with the Securities and Exchange Commission, including its Forms 10-K, 10-K/A and 10-Q.
    Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. At May 31, 2004, Beverly operated 367 skilled nursing facilities, as well as 19 assisted living centers, and 26 hospice centers. Through Aegis Therapies, Beverly also offers rehabilitative services on a contract basis to facilities operated by other care providers.

    CONTACT: Beverly Enterprises Inc., Fort Smith
             Investor Relations:
             James M. Griffith, 479-201-5514
             or
             News Media:
             Blair C. Jackson, 479-201-5263
             www.beverlycares.com